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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  [Boxed copy]

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.        )*
                                           -------

                       METRO ONE TELECOMMUNICATIONS INC.
                       ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    59163F15
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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- ------------------                                         ---------------------
CUSIP No. 59163F10                   13G                     Page 2 of 2 Pages
- ------------------                                         ---------------------

- --------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                PATRICK M. COX
                S.S. # ###-##-####
- --------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /
- --------------------------------------------------------------------------------
3       SEC USE ONLY

- --------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                USA
- --------------------------------------------------------------------------------
                5       SOLE VOTING POWER
   NUMBER OF                    466,645
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY   6       SHARED VOTING POWER
   OWNED BY                     ---
     EACH      -----------------------------------------------------------------
   REPORTING    7       SOLE DISPOSITIVE POWER
    PERSON                      466,645
     WITH      -----------------------------------------------------------------
                8       SHARED DISPOSITIVE POWER
                                ---
- --------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                466,645
- --------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                ---
- --------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 8
                5.4%
- --------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                IN
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!